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                   AMENDMENT NO. 1 TO THE THIRD AMENDED AND
                  RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                      OF NATIONAL TOBACCO COMPANY, L.P.

                  AMENDMENT NO. 1 dated and effective as of June 25, 1997, to the Third Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), dated as of May 17, 1996, of National Tobacco Company, L.P., a Delaware limited partnership, among National Tobacco Finance Corporation, a Delaware corporation, as the sole general partner (the "General Partner"), and NTC Holding, LLC, a Delaware limited liability company, as the sole limited partner (the "Limited Partner"). Capitalized terms used but not otherwise defined herein shall have the meanings respectively assigned to them in the Partnership Agreement.

                  The undersigned parties to the Partnership Agreement hereby agree as follows:

                  1. Section 3.5 of the Partnership Agreement is hereby amended in its entirety to read as follows:

                           The Partnership, and the General Partner on behalf of
                  the Partnership, may enter into and perform each of the agreements required to be executed and delivered by the Partnership pursuant to the Credit Agreement (the "Credit Agreement"), dated as of June 25, 1997, among North Atlantic Trading Acquisition Company, Inc. ("Parent"), the various lending institutions named therein ("Lenders"), Gleacher NatWest, as arranging agent, and National Westminster Bank plc, as administrative agent ("Administrative Agent"), in each case in the form of, and with such terms, conditions and provisions as are contained in, the Exhibits attached to the Credit Agreement (as the same may be amended, supplemented or otherwise modified from time to time), including the Senior Guaranties, the Pledge Agreements, and the Security Agreements (as those terms are defined in the Credit Agreement; and, together with the Credit Agreement, the "Loan Documents"). The Partnership, and the General Partner on behalf of the Partnership, are further authorized to enter into and perform the Indenture, dated as of June 25, 1997, among Parent, as issuer, United States Trust Company of New York, as trustee, and certain subsidiaries of Parent signatory thereto (including the Partnership and the General Partner), as guarantors (as amended, supplemented or otherwise modified from time to time,

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                  the  "Indenture"), pursuant to which the Partnership and the
                  General Partner guarantee all of the Parent's obligations

                  thereunder. The General Partner is hereby authorized to enter into the agreements described in the preceding two sentences on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into any other agreement on behalf of the Partnership.

                  2. The first sentence of Section 5.1 is hereby amended in its entirety to read as follows:

                           Subject to Section 5.2 and to the restrictions
                  imposed by the Loan Documents and the Indenture (and any agreements or instruments entered into or issued pursuant to such agreements or relating to the renewal, extension, refunding, restructuring, replacement or refinancing thereof), distributions of the Partnership shall be made only upon approval of the General Partner acting in its sole discretion, to the Partners in proportion to their partnership percentage interests as set forth on Schedule I to this Agreement ("Percentage Interests").

                  3. The first sentence of Section 6.1(a) of the Partnership Agreement is hereby amended in its entirety to read as follows:

                           Except for (i) the pledge of the partnership
                  interests as contemplated in the Credit Agreement or the Pledge Agreements (including, without limitation, the remedies thereunder) and (ii) the transfer by the Limited Partner of its entire limited partnership interest to Parent, as successor in interest to the Limited Partner, no Partner may sell, assign, give, transfer or otherwise dispose of (hereinafter, "Transfer") any or all of its partnership interest as a General Partner or Limited Partner ("Interest"), in whole or in part, to any other person or entity.

                  4. Section 6.1(b) is hereby amended in its entirety to read as follows:

                           Except for (i) the pledge of the Interests as
                  contemplated in the Credit Agreement or the Pledge Agreements (including, without limitation, the remedies thereunder) and
                  (ii) except for the transfer by the Limited Partner of its entire limited partnership

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                  interest to Parent, as successor in interest to Limited
                  Partner, no Person that is not a Partner of the Partnership as of the date hereof shall be admitted as a Partner of the Partnership, or have any other rights of a Partner under the Delaware Act or this Agreement.


                  5. Section 9.1(e) is hereby amended in its entirety to read as follows:

                           the effectiveness of a Transfer of an Interest to the
                  Administrative Agent, for the benefit of the Lenders, pursuant to an exercise of remedies under the Credit Agreement or the Pledge Agreements, unless within ninety (90) days after the effectiveness of such Transfer not less than a majority in interest of the Partners (including the Administrative Agent as the transferee of such Interest) consent in writing to continue the business of the Partnership.

                  6. Except as expressly amended hereby, all provisions of the Partnership Agreement are hereby ratified, confirmed and approved and remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

GENERAL PARTNER:

NATIONAL TOBACCO FINANCE CORPORATION


By: /s/ Thomas F. Helms, Jr.
   --------------------------
     Thomas F. Helms, Jr.
     President


LIMITED PARTNER:

NTC HOLDING, LLC


By: /s/ Thomas F. Helms, Jr.
    -------------------------
     Thomas F. Helms, Jr.
     Manager and President


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